Exhibit 99.1

Helen of Troy Limited Reports Second Quarter Fiscal 2026 Results

Consolidated Net Sales Decline of 8.9%
GAAP Diluted Loss Per Share of $13.44
Adjusted Diluted EPS of $0.59 (1)

Provides Fiscal 2026 Outlook:
Consolidated Net Sales of $1.739-$1.780 Billion
GAAP Diluted Loss Per Share of $29.90-$29.40
Adjusted Diluted EPS of $3.75-$4.25

El Paso, Texas, October 9, 2025 — Helen of Troy Limited (NASDAQ: HELE), designer, developer, and worldwide marketer of branded consumer home, outdoor, beauty, and wellness products, today reported results for the three-month period ended August 31, 2025.

Executive Summary - Second Quarter of Fiscal 2026 Compared to Fiscal 2025

•Consolidated net sales revenue of $431.8 million compared to $474.2 million
•Gross profit margin of 44.2% compared to 45.6%
•Operating margin of (73.1)%, which includes pre-tax non-cash asset impairment charges(2) of $326.4 million, compared to 7.3%
•Non-GAAP adjusted operating margin of 6.2% compared to 9.8%
•GAAP diluted loss per share of $13.44, which includes after-tax non-cash asset impairment charges of $12.77, compared to diluted earnings per share of $0.74
•Non-GAAP adjusted diluted EPS of $0.59 compared to $1.21
•Net cash used by operating activities of $10.5 million compared to net cash provided by operating activities of $44.6 million
•Non-GAAP adjusted EBITDA margin of 8.4% compared to 11.8%

Mr. G. Scott Uzzell, Chief Executive Officer, stated: “I joined Helen of Troy last month with a deep admiration for its global brands, differentiated product solutions, solid financial foundation, and dedicated associates. While I continue to listen and learn, I am confident in our ability to engineer a great comeback story. We made progress in the second quarter, but there are no quick fixes as we work to get back on a path to growing market share and driving sustainable growth. Moving forward, the consumer will be at the center of everything we do. We will invest in our associates to inspire new innovations that deliver unique solutions designed to win in the marketplace and generate future attractive returns for our shareholders.”

Mr. Brian L. Grass, Chief Financial Officer, stated: “While we are not satisfied with our results, the second quarter marked a step forward with net sales and adjusted earnings per share at the better end of our guidance. We continue to adapt to significant business disruption and cost headwinds, which are considered in our outlook for the remainder of the year. I’m encouraged by the measures we implemented during the quarter to enhance our execution, operational efficiency, and go-to-market effectiveness, while taking decisive action to fuel more product-driven growth across the portfolio. We are making a concerted effort to maintain ongoing investment in the health of our brands, while optimizing our productivity as we navigate a difficult environment.”

	Three Months Ended August 31,
(in thousands) (unaudited)	Home & Outdoor	Beauty & Wellness	Total
Fiscal 2025 sales revenue, net	$241,944	$232,277	$474,221
Organic business (3)	(33,805)	(42,267)	(76,072)
Impact of foreign currency	582	(360)	222
Acquisition (4)	—	33,410	33,410
Change in sales revenue, net	(33,223)	(9,217)	(42,440)
Fiscal 2026 sales revenue, net	$208,721	$223,060	$431,781

Total net sales revenue growth (decline)	(13.7)%	(4.0)%	(8.9)%
Organic business	(14.0)%	(18.2)%	(16.0)%
Impact of foreign currency	0.2%	(0.2)%	—%
Acquisition	—%	14.4%	7.0%

Operating margin (GAAP)
Fiscal 2026	(34.8)%	(109.0)%	(73.1)%
Fiscal 2025	12.9%	1.6%	7.3%
Adjusted operating margin (non-GAAP) (1)
Fiscal 2026	9.6%	3.1%	6.2%
Fiscal 2025	15.0%	4.4%	9.8%

Consolidated Results - Second Quarter Fiscal 2026 Compared to Second Quarter Fiscal 2025

•Consolidated net sales revenue decreased $42.4 million, or 8.9%, to $431.8 million, compared to $474.2 million, driven by a decrease from Organic business of $76.1 million, or 16.0%. The Organic business decrease was due to a decline in Beauty & Wellness primarily driven by lower sales of thermometers, heaters, and hair appliances and a decline in Home & Outdoor resulting from a decrease in the insulated beverageware and home categories. The Organic business decline was partially offset by the contribution from the acquisition of Olive & June, LLC (“Olive & June”) of $33.4 million, or 7.0%, to consolidated net sales revenue and strong demand for technical, travel and lifestyle packs in Home & Outdoor.

•Consolidated gross profit margin decreased 140 basis points to 44.2%, compared to 45.6%. The decrease in consolidated gross profit margin was primarily due to the unfavorable impact of higher tariffs on cost of goods sold, which decreased consolidated gross profit margin by approximately 200 basis points, and higher retail trade and promotional expense year-over-year. These factors were partially offset by the favorable impact of the acquisition of Olive & June within Beauty & Wellness, lower commodity and product costs, partly driven by Project Pegasus initiatives, and favorable inventory obsolescence expense year-over-year.

•Consolidated selling, general and administrative expense (“SG&A”) ratio increased 310 basis points to 41.0%, compared to 37.9%. The increase in the consolidated SG&A ratio was primarily due to increased share-based compensation expense, higher outbound freight costs, the impact of the Olive & June acquisition and the impact of unfavorable operating leverage due to the decrease in net sales. These factors were partially offset by the favorable comparative impact of higher distribution center expense in the prior year period primarily due to additional costs and lost efficiency associated with automation startup issues at the Company's Tennessee distribution facility.

•The Company recognized non-cash asset impairment charges of $326.4 million ($294.0 million after tax) primarily due to the sustained decline in the Company's stock price, to reduce goodwill by $292.6 million and other intangible assets by $33.8 million, which impacted both the Beauty & Wellness and Home & Outdoor segments.

•Consolidated operating loss was $315.7 million, or (73.1)% of net sales revenue, compared to consolidated operating income of $34.9 million, or 7.3% of net sales revenue. The decrease in consolidated operating margin was primarily due to pre-tax non-cash asset impairment charges of $326.4 million, an increase in the aforementioned consolidated SG&A ratio and a decrease in consolidated gross profit margin, primarily due to the unfavorable impact of higher tariffs.

•Interest expense was $14.2 million, compared to $13.2 million. The increase in interest expense was primarily due to higher average borrowings outstanding to fund the acquisition of Olive & June, increased inventory due to forward buys in advance of tariffs and borrowings to fund higher tariff costs, partially offset by a lower average effective interest rate compared to the same period last year.

•Income tax benefit as a percentage of loss before tax was 6.4%, compared to income tax expense as a percentage of income before tax of 22.0% for the same period last year. The decrease in the effective tax rate is primarily due to the tax effects of the impairment charges in fiscal 2026 and increases in tax benefits for discrete items, partially offset by valuation allowances on intangible asset deferred tax assets.

•Net loss was $308.6 million, compared to net income of $17.0 million. Diluted loss per share was $13.44, compared to diluted earnings per share of $0.74. The decrease is primarily due to the recognition of an after-tax asset impairment charge of $294.0 million and lower operating income exclusive of the asset impairment charges.

•Non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) was $36.2 million, compared to $55.8 million. Non-GAAP adjusted EBITDA margin was 8.4% compared to 11.8%.

On an adjusted basis (non-GAAP) for the second quarters of fiscal 2026 and 2025, excluding asset impairment charges(2), intangible asset reorganization(5), restructuring charges, amortization of intangible assets, and non-cash share-based compensation, as applicable:

•Adjusted operating income decreased $19.5 million, or 41.9%, to $26.9 million, or 6.2% of net sales revenue, compared to $46.4 million, or 9.8% of net sales revenue. The decrease in adjusted operating margin was primarily driven by the impact of higher tariffs on cost of goods sold, which unfavorably impacted adjusted operating margin by approximately 200 basis points, higher retail trade and promotional expense, higher outbound freight costs and the impact of unfavorable operating leverage. These factors were partially offset by the favorable impact of the acquisition of Olive & June within Beauty & Wellness, lower commodity and product costs, partly driven by Project Pegasus initiatives, favorable inventory obsolescence expense year-over-year and the favorable comparative impact of higher distribution center expense in the prior year period primarily due to additional costs and lost efficiency associated with automation startup issues at the Company's Tennessee distribution facility.

•Adjusted income decreased $14.0 million, or 50.8%, to $13.5 million, compared to $27.5 million. Adjusted diluted EPS decreased 51.2% to $0.59, compared to $1.21. The decrease in adjusted diluted EPS was primarily due to lower adjusted operating income and higher interest expense, partially offset by a decrease in adjusted income tax expense.

Segment Results - Second Quarter Fiscal 2026 Compared to Second Quarter Fiscal 2025

Home & Outdoor net sales revenue decreased $33.2 million, or 13.7%, to $208.7 million, compared to $241.9 million. The decrease was primarily driven by:

•lower replenishment orders from retail customers in the insulated beverageware and home categories, partially due to retailer inventory rebalancing in response to softer demands trends;
•continued competition, a net distribution loss year-over-year and cancellation of direct import orders in response to higher tariffs in the insulated beverageware category;
•a decrease in club channel sales in the insulated beverageware and home categories in response to higher tariffs; and
•lower closeout channel sales.

These factors were partially offset by strong demand for technical, travel and lifestyle packs, higher sales from expanded distribution in the home category and incremental sales from a new product launch in the insulated beverageware category.

Home & Outdoor operating loss was $72.6 million, or (34.8)% of segment net sales revenue, compared to operating income of $31.2 million, or 12.9% of segment net sales revenue. Operating loss in the second quarter of fiscal 2026 included $85.5 million of pre-tax asset impairment charges. The remaining 670 basis point decrease in segment operating margin was primarily due to:

•the impact of higher tariffs on cost of goods sold;
•higher retail trade and promotional expense;
•increased share-based compensation expense;
•higher outbound freight costs; and
•the impact of unfavorable operating leverage.

These factors were partially offset by lower commodity and product costs, reduced marketing expense and the favorable comparative impact of higher distribution center expense in the prior year period. Adjusted operating income decreased 44.6% to $20.1 million, or 9.6% of segment net sales revenue, compared to $36.3 million, or 15.0% of segment net sales revenue.

Beauty & Wellness net sales revenue decreased $9.2 million, or 4.0%, to $223.1 million, compared to $232.3 million. The decrease was primarily driven by a decrease from Organic business of $42.3 million, or 18.2%, primarily due to:

•a decline in thermometry primarily due to evolving dynamics in the China market, including a shift away from cross-border ecommerce toward localized fulfillment models, heightened competition from domestic sellers benefiting from government subsidies and lower replenishment due to a weaker illness season last year in Asia;
•a decline in Beauty primarily due to softer consumer demand, increased competition, a net distribution loss year-over-year and the cancellation of direct import orders from China in response to higher tariffs;
•a decrease in heater sales driven by reduced direct import orders from China in response to higher tariffs; and
•a decrease in water filtration primarily driven by softer consumer demand and increased competitive promotional activity.

The Organic business decline was partially offset by the contribution from the acquisition of Olive & June of $33.4 million, or 14.4%, to segment net sales revenue.

Beauty & Wellness operating loss was $243.1 million, or (109.0)% of segment net sales revenue, compared to operating income of $3.7 million, or 1.6% of segment net sales revenue. Operating loss in the second quarter of fiscal 2026 included $240.9 million of pre-tax asset impairment charges. The remaining 260 basis point decrease in segment operating margin was primarily due to:

•the impact of higher tariffs on cost of goods sold;
•higher retail trade and promotional expense;
•increased share-based compensation expense;
•higher outbound freight costs;
•increased marketing expense; and
•the impact of unfavorable operating leverage.

These factors were partially offset by the favorable impact of the acquisition of Olive & June, favorable inventory obsolescence expense year-over-year and lower commodity and product costs. Adjusted operating income decreased 32.4% to $6.9 million, or 3.1% of segment net sales revenue, compared to $10.2 million, or 4.4% of segment net sales revenue.

Balance Sheet and Cash Flow - Second Quarter Fiscal 2026 Compared to Second Quarter Fiscal 2025

•Cash and cash equivalents totaled $22.4 million, compared to $20.1 million.
•Accounts receivable turnover(6) was 72.2 days, compared to 69.0 days.
•Inventory was $528.9 million, compared to $469.6 million.
•Total short- and long-term debt was $893.2 million, compared to $713.2 million.
•Net cash provided by operating activities for the first six months of the fiscal year was $47.9 million, compared to $69.9 million for the same period last year.
•Free cash flow(1)(7) for the first six months of the fiscal year was $23.0 million, compared to $55.9 million for the same period last year.

Fiscal 2026 Annual Outlook

The Company is continuing to assess the incremental tariff cost exposure in light of continuing changes to global tariff policies and the full extent of its potential mitigation plans, as well as the associated timing to implement such plans. The Company is also continuing to assess the disruptive impact that tariffs are having on the Company's markets and retailer adaptation to tariff costs and uncertainty. To mitigate the Company's risk of ongoing exposure to tariffs, it has initiated significant efforts to diversify its production outside of China into regions where it expects tariffs or overall costs to be lower and to source the same product in more than one region, to the extent it is possible and not cost-prohibitive. The Company now expects to reduce its cost of goods sold exposed to China tariffs to between 25% and 30% by the end of fiscal 2026, compared to the prior expectation of less than 25%. The Company is also continuing to implement other mitigation actions, which include cost reductions from suppliers and price increases to customers on products subject to tariffs. In addition to the uncertainty from evolving global tariff policies, the Company expects unfavorable cascading impacts on inflation, consumer confidence, employment, and overall macroeconomic conditions, all of which are impossible to predict at this time and outside of the Company's control.

In the first quarter of fiscal 2026, the Company adjusted its measures to reduce costs and preserve cash flow, outlined in its fourth quarter fiscal 2025 earnings release, as the environment continued to evolve. While the Company resumed targeted growth investments during the second quarter of fiscal 2026, the Company remains disciplined in its approach given continued tariff volatility. The measures in place continue to include the following:

•Suspension of projects and capital expenditures that are not critical or in support of supplier diversification or dual sourcing initiatives;
•Actions to reduce overall personnel costs and pause most project and travel expenses remain in place;
•A resumption of optimized marketing, promotional, and new product development investments focused on opportunities with the highest returns;
•A resumption of targeted inventory purchases from China in the short term, with a measured approach in expectation of softer consumer demand in the short to intermediate term; and
•Actions to optimize working capital and balance sheet productivity.

Through the combination of tariff mitigation actions and these additional cost reduction measures, the Company now believes it can reduce the net tariff impact on operating income to less than $20 million, compared to the prior expectation of less than $15 million, based on tariffs currently in place and the expectation that the Company will successfully implement price increases to retailers that become effective in the second half of fiscal 2026.

The Company expects full year fiscal 2026 consolidated net sales revenue in the range of $1.739 billion to $1.780 billion, which implies a decline of 8.8% to 6.7%, compared to the prior fiscal year. The consolidated net sales outlook reflects the following expectations by segment:

•Home & Outdoor net sales decline of 11.8% to 9.7%, compared to the prior fiscal year; and
•Beauty & Wellness net sales decline of 6.2% to 4.0%, compared to the prior fiscal year, which includes an expected incremental net sales contribution in the range of $109 million to $112 million from the Olive & June acquisition.

The Company expects third quarter net sales revenue in the range of $491 million to $512 million, which implies a decline of 7.5% to 3.5%, compared to the third quarter of fiscal 2025. The consolidated net sales outlook reflects the following expectations by segment:

•Home & Outdoor net sales decline of 12.8% to 8.7%, compared to the third quarter of fiscal 2025; and
•Beauty & Wellness net sales decline of 2.9% to growth of 1.0%, compared to the third quarter of fiscal 2025, which includes an expected incremental net sales contribution in the range of $36 million to $39 million from the Olive & June acquisition.

The sales outlook reflects the Company's view of continued consumer spending softness, especially in certain discretionary categories, as well as its view of increased macro uncertainty, a more promotional environment, and an increasingly stretched consumer, including the impact from:

•lower direct import orders following tariff-related pullbacks, with recent improvement and select programs shifting to warehouse replenishment;
•ongoing impact from the shift from cross border ecommerce to localized distribution and sustained competitive pressure from government-subsidized domestic sellers in China;
•lapping prior-year tariff-related order pull-forward, resulting in sales headwinds in the fourth quarter;
•strategic price increases largely implemented during the month of September, partially offset by expected unit volume declines due to price elasticity;

•an average cough, cold, and flu season;
•continued softer consumer demand and increased competition;
•consumer trade-down behavior, expected to persist, reflected in heightened deal-seeking and a greater emphasis on essential categories; and
•conservative retailer inventory management in response to demand trends.

The Company expects fiscal 2026 GAAP diluted loss per share of $29.90 to $29.40 and non-GAAP adjusted diluted earnings per share in the range of $3.75 to $4.25, which implies an adjusted diluted EPS decline of 47.7% to 40.7%, compared to the prior fiscal year.

The Company expects third quarter fiscal 2026 GAAP diluted EPS of $1.85 to $2.05 and non-GAAP adjusted diluted EPS in the range of $1.55 to $1.80, which implies an adjusted diluted EPS decline of 41.9% to 32.6%, compared to the third quarter of fiscal 2025.

The Company's adjusted diluted EPS outlook reflects:

•pressures from a more promotional environment, consumer trade-down behavior, and an unfavorable product mix;
•higher commodity and product costs driven by direct tariff-related costs offset by Project Pegasus initiatives and strategic price increases largely implemented in September;
•growth investments to support future revenue expansion and new product development;
•the comparative impact of unfavorable operating efficiencies related to automation startup of the Tennessee distribution facility in the prior year; and
•the impact of unfavorable operating leverage due to the decline in revenue.

The Company continues to expect these factors to be partially offset by cost reduction measures implemented in the first six months and continuing throughout the year. The Company's consolidated net sales and EPS outlook also reflects the following assumptions:
•September 2025 foreign currency exchange rates will remain constant;
•full year fiscal 2026 expected interest expense in the range of $56 million to $57 million;
•third quarter fiscal 2026 reported GAAP effective tax rate range of (10.0)% to (16.0)% and adjusted effective tax rate range of 22.0% to 25.0%, and fiscal 2026 reported GAAP effective tax rate range of (0.8)% to (0.6)% and adjusted effective tax rate range of 15.0% to 16.0%; and
•full year fiscal 2026 estimated weighted average diluted shares outstanding of 23.0 million.

The likelihood, timing and potential impact of a significant or prolonged recession, any fiscal 2026 acquisitions and divestitures, future asset impairment charges, future foreign currency fluctuations, additional interest rate changes, or share repurchases are unknown and cannot be reasonably estimated; therefore, they are not included in the Company's outlook.

Debt Covenants

As of August 31, 2025, the Company was in compliance with all covenants as defined under the terms of its credit agreement. The Company expects it is possible that a continuation of negative sales trends and the unfavorable impact of tariffs and other macroeconomic conditions may require an amendment to the credit agreement to address potential compliance with certain financial covenants. The Company will likely proactively seek an amendment during the third fiscal quarter to implement for a limited period of time (1) an extension of the time period for the temporary adjustments to the maximum leverage ratio, and (2) a reduction in the minimum interest coverage ratio. The Company has discussed the potential amendment with the administrative agent and a majority of the lender group. While there can be no assurance that negotiations with the lender group will be successful, preliminary indications are that the Company's lenders will be supportive of this potential amendment. The Company's inability to obtain any amendment to its credit agreement could result in an event of default under the credit agreement, which could have a material adverse effect on its business, financial condition and liquidity.

Conference Call and Webcast

The Company will conduct a teleconference in conjunction with today's earnings release. The teleconference begins at 9:00 a.m. Eastern Time today, Thursday, October 9, 2025. Institutional investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live on the Events & Presentations page at: http://investor.helenoftroy.com/. A telephone replay of this call will be available at 1:00 p.m. Eastern Time on October 9, 2025, until 11:59 p.m. Eastern Time on October 23, 2025, and can be accessed by dialing (844) 512-2921 and entering replay pin number 13755774. A replay of the webcast will remain available on the website for one year.

Non-GAAP Financial Measures

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“GAAP”). To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP such as Adjusted Operating Income, Adjusted Operating Margin, Adjusted Effective Tax Rate, Adjusted Income, Adjusted Diluted Earnings per Share (“EPS”), EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, and Net Leverage Ratio, which are presented in accompanying tables to this press release along with a reconciliation of these financial measures to their corresponding GAAP-based financial measures presented in the Company's condensed consolidated statements of income and cash flows. For additional information, see Note 1 to the accompanying tables to this press release.

About Helen of Troy Limited

Helen of Troy Limited (NASDAQ: HELE) is a leading global consumer products company offering creative products and solutions for its customers through a diversified portfolio of well-recognized and widely-trusted brands, including OXO, Hydro Flask, Osprey, Vicks, Braun, Honeywell, PUR, Hot Tools, Drybar, Curlsmith, Revlon, and Olive & June. All trademarks herein belong to Helen of Troy Limited (or its subsidiaries) and/or are used under license from their respective licensors.

For more information about Helen of Troy, please visit http://investor.helenoftroy.com

Forward-Looking Statements

Certain written and oral statements made by the Company and subsidiaries of the Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. This includes statements made in this press release, in other filings with the SEC, and in certain other oral and written presentations. Generally, the words “anticipates”, “assumes”, “believes”, “expects”, “plans”, “may”, “will”, “might”, “would”, “should”, “seeks”, “estimates”, “project”, “predict”, “potential”, “currently”, “continue”, “intends”, “outlook”, “forecasts”, “targets”, “reflects”, “could”, and other similar words identify forward-looking statements. All statements that address operating results, events or developments that the Company expects or anticipates may occur in the future, including statements related to sales, expenses, including cost reduction measures, earnings per share results, and statements expressing general expectations about future operating results, are forward-looking statements and are based upon its current expectations and various assumptions. The Company currently believes there is a reasonable basis for these expectations and assumptions, but there can be no assurance that the Company will realize these expectations or that these assumptions will prove correct. Forward-looking statements are only as of the date they are made and are subject to risks, many of which are beyond the Company's control, that could cause them to differ materially from actual results. Accordingly, the Company cautions readers not to place undue reliance on forward-looking statements. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company's Form 10-K for the year ended February 28, 2025, and in the Company's other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, the geographic concentration of certain United States (“U.S.”) distribution facilities which increases its risk to disruptions that could affect the Company's ability to deliver products in a timely manner, the occurrence of cyber incidents or failure by the Company or its third-party service providers to maintain cybersecurity and the integrity of confidential internal or customer data, a cybersecurity breach, obsolescence or interruptions in the operation of the Company's central global Enterprise Resource Planning systems and other peripheral information systems, the Company's ability to develop and introduce a continuing stream of innovative new products to meet changing consumer preferences, actions taken by large customers that may adversely affect the Company's gross profit and operating results, the Company's dependence on sales to several large customers and the risks associated with any loss of, or substantial decline in, sales to top customers, the Company's dependence on third-party manufacturers, most of which are located in Asia, and any inability to obtain products from such manufacturers or diversify production to other regions or source the same product in multiple regions or implement potential tariff mitigation plans, the Company's ability to deliver products to its customers in a timely manner and according to their fulfillment standards, the risks associated with trade barriers, exchange controls, expropriations, and other risks associated with domestic and foreign operations including uncertainty and business interruptions resulting from political changes and events in the U.S. and abroad, and volatility in the global credit and financial markets and economy, the Company's dependence on the strength of retail economies and vulnerabilities to any prolonged economic downturn, including a downturn from the effects of macroeconomic conditions, any public health crises or similar conditions, risks associated with weather conditions, the duration and severity of the cold and flu season and other related factors, the Company's reliance on its Chief Executive Officer and a limited number of other key senior officers to operate its business, risks associated with the use of licensed trademarks from or to third parties, the Company's ability to execute and realize expected synergies from strategic business initiatives such as acquisitions, including Olive & June, divestitures and global restructuring plans, including Project Pegasus, the risks of significant tariffs or other restrictions continuing to be placed on imports from China, Mexico or Vietnam, including by the current U.S. presidential administration which has promoted and implemented plans to raise tariffs and pursue other trade policies intended to restrict imports, or any retaliatory trade measures taken by China, Mexico or Vietnam, the risks of potential changes in laws and regulations, including environmental, employment and health and safety and tax laws, and the costs and complexities of compliance with such laws, the risks associated with increased focus and expectations on climate change and other sustainability matters, the risks associated with significant changes in or the Company's compliance with regulations, interpretations or product certification requirements, the risks associated with global legal developments regarding privacy and data security that could result in changes to its business practices, penalties, increased cost of operations, or otherwise harm the business, the Company's dependence on whether it is classified as a “controlled foreign corporation” for U.S. federal income tax purposes which impacts the tax treatment of its non-U.S. income, the risks associated with legislation enacted in Bermuda and Barbados in response to the European Union's review of harmful tax competition and additional focus on compliance with economic substance requirements by Bermuda and Barbados, the risks associated with accounting for tax positions and the resolution of tax disputes, the risks associated with product recalls, product liability and other claims against the Company, and associated financial risks including but not limited to, increased costs of raw materials, energy and transportation, significant additional impairment of the Company's goodwill, indefinite-lived and definite-lived intangible assets or other long-lived assets, risks associated with foreign currency exchange rate fluctuations, the risks to the Company's liquidity or cost of capital which may be materially adversely affected by constraints or changes in the capital and credit markets, interest rates and limitations under its financing arrangements, and projections of product demand, sales and net income, which are highly subjective in nature, and from which future sales and net income could vary by a material amount. The Company undertakes no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Investor Contact:
Helen of Troy Limited
Anne Rakunas, Director, External Communications
investors@helenoftroy.com

ICR, Inc.
Allison Malkin, Partner
investors@helenoftroy.com

HELEN OF TROY LIMITED AND SUBSIDIARIES
Condensed Consolidated Statements of Income (4)
(Unaudited) (in thousands, except per share data)

	Three Months Ended August 31,
	2025		2024
Sales revenue, net	$431,781	100.0%	$474,221	100.0%
Cost of goods sold	241,100	55.8%	258,151	54.4%
Gross profit	190,681	44.2%	216,070	45.6%
Selling, general and administrative expense (“SG&A”)	176,999	41.0%	179,692	37.9%
Asset impairment charges	326,394	75.6%	—	—%
Restructuring charges	3,005	0.7%	1,526	0.3%
Operating (loss) income	(315,717)	(73.1)%	34,852	7.3%
Non-operating income, net	249	0.1%	170	—%
Interest expense	14,221	3.3%	13,216	2.8%
(Loss) income before income tax	(329,689)	(76.4)%	21,806	4.6%
Income tax (benefit) expense	(21,046)	(4.9)%	4,792	1.0%
Net (loss) income	$(308,643)	(71.5)%	$17,014	3.6%

Diluted (loss) earnings per share	$(13.44)		$0.74

Weighted average shares of common stock used in computing diluted (loss) earnings per share	22,959		22,839

	Six Months Ended August 31,
	2025		2024
Sales revenue, net	$803,436	100.0%	$891,068	100.0%
Cost of goods sold	437,744	54.5%	471,919	53.0%
Gross profit	365,692	45.5%	419,149	47.0%
Selling, general and administrative expense (“SG&A”)	344,663	42.9%	350,173	39.3%
Asset impairment charges	740,779	92.2%	—	—%
Restructuring charges	3,005	0.4%	3,361	0.4%
Operating (loss) income	(722,755)	(90.0)%	65,615	7.4%
Non-operating income, net	557	0.1%	270	—%
Interest expense	28,029	3.5%	25,759	2.9%
(Loss) income before income tax	(750,227)	(93.4)%	40,126	4.5%
Income tax expense	9,134	1.1%	16,908	1.9%
Net (loss) income	$(759,361)	(94.5)%	$23,218	2.6%

Diluted (loss) earnings per share	$(33.09)		$1.00

Weighted average shares of common stock used in computing diluted (loss) earnings per share	22,951		23,236

Consolidated Net Sales by Geographic Region (8)
(Unaudited) (in thousands)

	Three Months Ended August 31,
	2025		2024
Domestic sales revenue, net	$330,496	76.5%	$365,750	77.1%
International sales revenue, net	101,285	23.5%	108,471	22.9%
Total sales revenue, net	$431,781	100.0%	$474,221	100.0%

	Six Months Ended August 31,
	2025		2024
Domestic sales revenue, net	$608,456	75.7%	$666,430	74.8%
International sales revenue, net	194,980	24.3%	224,638	25.2%
Total sales revenue, net	$803,436	100.0%	$891,068	100.0%

Reconciliation of Non-GAAP Financial Measures – GAAP Operating (Loss) Income and Operating Margin to Adjusted Operating Income and Adjusted Operating Margin (Non-GAAP) (1)
(Unaudited) (in thousands)

	Three Months Ended August 31, 2025
	Home & Outdoor		Beauty & Wellness (4)		Total
Operating loss, as reported (GAAP)	$(72,578)	(34.8)%	$(243,139)	(109.0)%	$(315,717)	(73.1)%
Asset impairment charges (2)	85,537	41.0%	240,857	108.0%	326,394	75.6%
Restructuring charges	1,501	0.7%	1,504	0.7%	3,005	0.7%
Subtotal	14,460	6.9%	(778)	(0.3)%	13,682	3.2%
Amortization of intangible assets	1,373	0.7%	2,512	1.1%	3,885	0.9%
Non-cash share-based compensation	4,248	2.0%	5,124	2.3%	9,372	2.2%
Adjusted operating income (non-GAAP)	$20,081	9.6%	$6,858	3.1%	$26,939	6.2%

	Three Months Ended August 31, 2024
	Home & Outdoor		Beauty & Wellness		Total
Operating income, as reported (GAAP)	$31,152	12.9%	$3,700	1.6%	$34,852	7.3%
Restructuring charges	518	0.2%	1,008	0.4%	1,526	0.3%
Subtotal	31,670	13.1%	4,708	2.0%	36,378	7.7%
Amortization of intangible assets	1,768	0.7%	2,771	1.2%	4,539	1.0%
Non-cash share-based compensation	2,814	1.2%	2,673	1.2%	5,487	1.2%
Adjusted operating income (non-GAAP)	$36,252	15.0%	$10,152	4.4%	$46,404	9.8%

	Six Months Ended August 31, 2025
	Home & Outdoor		Beauty & Wellness (4)		Total
Operating loss, as reported (GAAP)	$(286,371)	(74.1)%	$(436,384)	(104.7)%	$(722,755)	(90.0)%
Asset impairment charges	304,632	78.8%	436,147	104.7%	740,779	92.2%
CEO succession costs (9)	1,742	0.5%	1,742	0.4%	3,484	0.4%
Restructuring charges	1,501	0.4%	1,504	0.4%	3,005	0.4%
Subtotal	21,504	5.6%	3,009	0.7%	24,513	3.1%
Amortization of intangible assets	3,155	0.8%	5,719	1.4%	8,874	1.1%
Non-cash share-based compensation	4,282	1.1%	5,386	1.3%	9,668	1.2%
Adjusted operating income (non-GAAP)	$28,941	7.5%	$14,114	3.4%	$43,055	5.4%

	Six Months Ended August 31, 2024
	Home & Outdoor		Beauty & Wellness		Total
Operating income, as reported (GAAP)	$47,002	10.7%	$18,613	4.1%	$65,615	7.4%
Restructuring charges	958	0.2%	2,403	0.5%	3,361	0.4%
Subtotal	47,960	10.9%	21,016	4.7%	68,976	7.7%
Amortization of intangible assets	3,533	0.8%	5,526	1.2%	9,059	1.0%
Non-cash share-based compensation	5,827	1.3%	5,493	1.2%	11,320	1.3%
Adjusted operating income (non-GAAP)	$57,320	13.0%	$32,035	7.1%	$89,355	10.0%

Reconciliation of Non-GAAP Financial Measures – GAAP Operating (Loss) Income to EBITDA
(Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization), Adjusted EBITDA and Adjusted EBITDA Margin (Non-GAAP) (1)
(Unaudited) (in thousands)

	Three Months Ended August 31, 2025
	Home & Outdoor		Beauty & Wellness (4)		Total
Operating loss, as reported (GAAP)	$(72,578)	(34.8)%	$(243,139)	(109.0)%	$(315,717)	(73.1)%
Depreciation and amortization	6,040	2.9%	6,820	3.1%	12,860	3.0%
Non-operating income, net	—	—%	249	0.1%	249	0.1%
EBITDA (non-GAAP)	(66,538)	(31.9)%	(236,070)	(105.8)%	(302,608)	(70.1)%
Add: Asset impairment charges	85,537	41.0%	240,857	108.0%	326,394	75.6%
Restructuring charges	1,501	0.7%	1,504	0.7%	3,005	0.7%
Non-cash share-based compensation	4,248	2.0%	5,124	2.3%	9,372	2.2%
Adjusted EBITDA (non-GAAP)	$24,748	11.9%	$11,415	5.1%	$36,163	8.4%

	Three Months Ended August 31, 2024
	Home & Outdoor		Beauty & Wellness		Total
Operating income, as reported (GAAP)	$31,152	12.9%	$3,700	1.6%	$34,852	7.3%
Depreciation and amortization	6,590	2.7%	7,202	3.1%	13,792	2.9%
Non-operating income, net	—	—%	170	0.1%	170	—%
EBITDA (non-GAAP)	37,742	15.6%	11,072	4.8%	48,814	10.3%
Add: Restructuring charges	518	0.2%	1,008	0.4%	1,526	0.3%
Non-cash share-based compensation	2,814	1.2%	2,673	1.2%	5,487	1.2%
Adjusted EBITDA (non-GAAP)	$41,074	17.0%	$14,753	6.4%	$55,827	11.8%

	Six Months Ended August 31, 2025
	Home & Outdoor		Beauty & Wellness (4)		Total
Operating loss, as reported (GAAP)	$(286,371)	(74.1)%	$(436,384)	(104.7)%	$(722,755)	(90.0)%
Depreciation and amortization	12,599	3.3%	14,345	3.4%	26,944	3.4%
Non-operating income, net	—	—%	557	0.1%	557	0.1%
EBITDA (non-GAAP)	(273,772)	(70.8)%	(421,482)	(101.1)%	(695,254)	(86.5)%
Add: Asset impairment charges	304,632	78.8%	436,147	104.7%	740,779	92.2%
CEO succession costs	1,742	0.5%	1,742	0.4%	3,484	0.4%
Restructuring charges	1,501	0.4%	1,504	0.4%	3,005	0.4%
Non-cash share-based compensation	4,282	1.1%	5,386	1.3%	9,668	1.2%
Adjusted EBITDA (non-GAAP)	$38,385	9.9%	$23,297	5.6%	$61,682	7.7%

	Six Months Ended August 31, 2024
	Home & Outdoor		Beauty & Wellness		Total
Operating income, as reported (GAAP)	$47,002	10.7%	$18,613	4.1%	$65,615	7.4%
Depreciation and amortization	13,237	3.0%	14,391	3.2%	27,628	3.1%
Non-operating income, net	—	—%	270	0.1%	270	—%
EBITDA (non-GAAP)	60,239	13.7%	33,274	7.4%	93,513	10.5%
Add: Restructuring charges	958	0.2%	2,403	0.5%	3,361	0.4%
Non-cash share-based compensation	5,827	1.3%	5,493	1.2%	11,320	1.3%
Adjusted EBITDA (non-GAAP)	$67,024	15.2%	$41,170	9.1%	$108,194	12.1%

Reconciliation of Non-GAAP Financial Measures – GAAP Net (Loss) Income to EBITDA
(Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization), Adjusted EBITDA and Adjusted EBITDA Margin (Non-GAAP) (1)
(Unaudited) (in thousands)

	Three Months Ended August 31,
	2025		2024
Net (loss) income, as reported (GAAP)	$(308,643)	(71.5)%	$17,014	3.6%
Interest expense	14,221	3.3%	13,216	2.8%
Income tax (benefit) expense	(21,046)	(4.9)%	4,792	1.0%
Depreciation and amortization	12,860	3.0%	13,792	2.9%
EBITDA (non-GAAP)	(302,608)	(70.1)%	48,814	10.3%
Add: Asset impairment charges	326,394	75.6%	—	—%
Restructuring charges	3,005	0.7%	1,526	0.3%
Non-cash share-based compensation	9,372	2.2%	5,487	1.2%
Adjusted EBITDA (non-GAAP)	$36,163	8.4%	$55,827	11.8%

	Six Months Ended August 31,
	2025		2024
Net (loss) income, as reported (GAAP)	$(759,361)	(94.5)%	$23,218	2.6%
Interest expense	28,029	3.5%	25,759	2.9%
Income tax expense	9,134	1.1%	16,908	1.9%
Depreciation and amortization	26,944	3.4%	27,628	3.1%
EBITDA (non-GAAP)	(695,254)	(86.5)%	93,513	10.5%
Add: Asset impairment charges	740,779	92.2%	—	—%
CEO succession costs	3,484	0.4%	—	—%
Restructuring charges	3,005	0.4%	3,361	0.4%
Non-cash share-based compensation	9,668	1.2%	11,320	1.3%
Adjusted EBITDA (non-GAAP)	$61,682	7.7%	$108,194	12.1%

	Quarterly Period Ended				Twelve Months Ended August 31, 2025
	November	February	May	August
Net income (loss), as reported (GAAP)	$49,616	$50,917	$(450,718)	$(308,643)	$(658,828)
Interest expense	12,164	13,999	13,808	14,221	54,192
Income tax expense (benefit)	13,536	(62,531)	30,180	(21,046)	(39,861)
Depreciation and amortization	13,222	14,198	14,084	12,860	54,364
EBITDA (non-GAAP)	88,538	16,583	(392,646)	(302,608)	(590,133)
Add: Acquisition-related expenses	—	3,035	—	—	3,035
Asset impairment charges	—	51,455	414,385	326,394	792,234
CEO succession costs	—	—	3,484	—	3,484
Restructuring charges	3,518	7,943	—	3,005	14,466
Non-cash share-based compensation	4,730	5,326	296	9,372	19,724
Adjusted EBITDA (non-GAAP)	$96,786	$84,342	$25,519	$36,163	$242,810

Reconciliation of Non-GAAP Financial Measures – GAAP (Loss) Income and Diluted (Loss) Earnings Per Share to Adjusted Income and Adjusted Diluted Earnings Per Share (Non-GAAP) (1) (Unaudited) (in thousands, except per share data)

	Three Months Ended August 31, 2025
	(Loss) Income			Diluted (Loss) Earnings Per Share
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$(329,689)	$(21,046)	$(308,643)	$(14.36)	$(0.92)	$(13.44)
Asset impairment charges	326,394	32,419	293,975	14.18	1.41	12.77
Intangible asset reorganization (5)	—	(13,485)	13,485	—	(0.59)	0.59
Restructuring charges	3,005	421	2,584	0.13	0.02	0.11
Subtotal	(290)	(1,691)	1,401	(0.01)	(0.07)	0.06
Amortization of intangible assets	3,885	669	3,216	0.17	0.03	0.14
Non-cash share-based compensation	9,372	445	8,927	0.41	0.02	0.39
Adjusted (non-GAAP)	$12,967	$(577)	$13,544	$0.56	$(0.03)	$0.59

Weighted average shares of common stock used in computing:
Diluted loss per share, as reported						22,959
Adjusted diluted earnings per share (non-GAAP)						23,012

	Three Months Ended August 31, 2024
	Income			Diluted Earnings Per Share
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$21,806	$4,792	$17,014	$0.95	$0.21	$0.74
Restructuring charges	1,526	138	1,388	0.07	0.01	0.06
Subtotal	23,332	4,930	18,402	1.02	0.22	0.81
Amortization of intangible assets	4,539	661	3,878	0.20	0.03	0.17
Non-cash share-based compensation	5,487	221	5,266	0.24	0.01	0.23
Adjusted (non-GAAP)	$33,358	$5,812	$27,546	$1.46	$0.25	$1.21

Weighted average shares of common stock used in computing reported and non-GAAP diluted earnings per share						22,839

	Six Months Ended August 31, 2025
	(Loss) Income			Diluted (Loss) Earnings Per Share
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$(750,227)	$9,134	$(759,361)	$(32.69)	$0.40	$(33.09)
Asset impairment charges	740,779	10,650	730,129	32.22	0.46	31.76
CEO succession costs	3,484	153	3,331	0.15	0.01	0.14
Intangible asset reorganization	—	(29,959)	29,959	—	(1.30)	1.30
Restructuring charges	3,005	421	2,584	0.13	0.02	0.11
Subtotal	(2,959)	(9,601)	6,642	(0.13)	(0.42)	0.29
Amortization of intangible assets	8,874	1,551	7,323	0.39	0.07	0.32
Non-cash share-based compensation	9,668	602	9,066	0.42	0.03	0.39
Adjusted (non-GAAP)	$15,583	$(7,448)	$23,031	$0.68	$(0.32)	$1.00

Weighted average shares of common stock used in computing:
Diluted loss per share, as reported						22,951
Adjusted diluted earnings per share (non-GAAP)						22,992

Reconciliation of Non-GAAP Financial Measures – GAAP (Loss) Income and Diluted (Loss) Earnings Per Share to Adjusted Income and Adjusted Diluted Earnings Per Share (Non-GAAP) (1) (Unaudited) (in thousands, except per share data)

	Six Months Ended August 31, 2024
	Income			Diluted Earnings Per Share
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$40,126	$16,908	$23,218	$1.73	$0.73	$1.00
Barbados tax reform (10)	—	(6,045)	6,045	—	(0.26)	0.26
Restructuring charges	3,361	303	3,058	0.14	0.01	0.13
Subtotal	43,487	11,166	32,321	1.87	0.48	1.39
Amortization of intangible assets	9,059	1,322	7,737	0.39	0.06	0.33
Non-cash share-based compensation	11,320	485	10,835	0.49	0.02	0.47
Adjusted (non-GAAP)	$63,866	$12,973	$50,893	$2.75	$0.56	$2.19

Weighted average shares of common stock used in computing reported and non-GAAP diluted earnings per share						23,236

Selected Consolidated Balance Sheet and Cash Flow Information
(Unaudited) (in thousands)

	August 31,
	2025	2024
Balance Sheet:
Cash and cash equivalents	$22,370	$20,137
Receivables, net	350,231	365,675
Inventory	528,893	469,625
Total assets, current	938,129	900,635
Total assets	2,407,554	2,880,377
Total liabilities, current	549,952	508,696
Total long-term liabilities	931,320	804,101
Total debt	893,220	713,235
Stockholders' equity	926,282	1,567,580

	Six Months Ended August 31,
	2025	2024
Cash Flow:
Depreciation and amortization	$26,944	$27,628
Net cash provided by operating activities	47,868	69,916
Capital and intangible asset expenditures	24,832	14,026
Net debt (repayments) proceeds	(23,231)	46,925
Payments for repurchases of common stock	1,482	103,144

Reconciliation of Non-GAAP Financial Measures – GAAP Net Cash Provided by Operating Activities to Free Cash Flow (Non-GAAP) (1) (7)
(Unaudited) (in thousands)

	Six Months Ended August 31,
	2025	2024
Net cash provided by operating activities (GAAP)	$47,868	$69,916
Less: Capital and intangible asset expenditures	(24,832)	(14,026)
Free cash flow (non-GAAP)	$23,036	$55,890

Reconciliation of Non-GAAP Financial Measures – Net Leverage Ratio (Non-GAAP) (1) (11)
(Unaudited) (in thousands)

	Quarterly Period Ended				Twelve Months Ended August 31, 2025
	November	February	May	August
Adjusted EBITDA (non-GAAP) (12)	$96,786	$84,342	$25,519	$36,163	$242,810
Pro forma effect of the Olive & June acquisition (11)	—	—	—	—	6,260
Adjusted EBITDA per the credit agreement	$96,786	$84,342	$25,519	$36,163	$249,070

Total borrowings under the credit agreement, as reported (GAAP)					$898,619
Add: Outstanding letters of credit					9,460
Less: Unrestricted cash and cash equivalents					(27,227)
Net debt					$880,852

Net leverage ratio (non-GAAP) (11)					3.54

Third Quarter and Annual Fiscal 2026 Outlook for Net Sales Revenue
(Unaudited) (in thousands)

Consolidated:	Third Quarter Fiscal 2025	Third Quarter Fiscal 2026 Outlook
Net sales revenue	$530,706	$491,000	—	$512,000
Net sales revenue decline		(7.5)%	—	(3.5)%

Consolidated:	Fiscal 2025	Annual Fiscal 2026 Outlook
Net sales revenue	$1,907,665	$1,739,000	—	$1,780,000
Net sales revenue decline		(8.8)%	—	(6.7)%

Reconciliation of Non-GAAP Financial Measures – Third Quarter and Annual Fiscal 2026 Outlook for GAAP Diluted Earnings (Loss) Per Share to Adjusted Diluted Earnings Per Share
(Non-GAAP) and GAAP Effective Tax Rate to Adjusted Effective Tax Rate (Non-GAAP) (1) (Unaudited)

	Third Quarter Fiscal 2026 Outlook			Tax Rate Third Quarter Fiscal 2026 Outlook
Diluted earnings per share, as reported (GAAP)	$1.85	-	$2.05	(16.0)%	-	(10.0)%
Amortization of intangible assets	0.17	-	0.17
Non-cash share-based compensation	0.29	-	0.29
Income tax effect of adjustments (13)	(0.76)	-	(0.71)	41.0%	-	32.0%
Adjusted diluted earnings per share (non-GAAP)	$1.55	-	$1.80	25.0%	-	22.0%

	Six Months Ended August 31, 2025	Outlook for the Balance of the Fiscal Year (Six Months)			Annual Fiscal 2026 Outlook			Tax Rate Fiscal 2026 Outlook
Diluted (loss) per share, as reported (GAAP)	$(33.09)	$3.19	-	$3.69	$(29.90)	-	$(29.40)	(0.6)%	-	(0.8)%
Asset impairment charges	32.22	—	-	—	32.22	-	32.22
CEO succession costs	0.15	—	-	—	0.15	-	0.15
Restructuring charges	0.13	—	-	—	0.13	-	0.13
Amortization of intangible assets	0.39	0.34	-	0.34	0.73	-	0.73
Non-cash share-based compensation	0.42	0.54	-	0.54	0.96	-	0.96
Income tax effect of adjustments (13)	0.72	(1.26)	-	(1.26)	(0.54)	-	(0.54)	16.6%	-	15.8%
Adjusted diluted earnings per share (non-GAAP)	$1.00	$2.75	-	$3.25	$3.75	-	$4.25	16.0%	-	15.0%

HELEN OF TROY LIMITED AND SUBSIDIARIES
Notes to Press Release

(1)
This press release contains non-GAAP financial measures. Adjusted Operating Income, Adjusted Operating Margin, Adjusted Effective Tax Rate, Adjusted Income, Adjusted Diluted Earnings Per Share, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, and Net Leverage Ratio (“Non-GAAP Financial Measures”) that are discussed in the accompanying press release or in the preceding tables may be considered non-GAAP financial measures as defined by SEC Regulation G, Rule 100. Accordingly, the Company is providing the preceding tables that reconcile these measures to their corresponding GAAP-based financial measures. The Company believes that these Non-GAAP Financial Measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company believes that these Non-GAAP Financial Measures, in combination with the Company's financial results calculated in accordance with GAAP, provide investors with additional perspective regarding the impact of certain charges and benefits on applicable income, margin and earnings per share measures. The Company also believes that these Non-GAAP Financial Measures reflect the operating performance of its business and facilitate a more direct comparison of the Company's performance with its competitors. The material limitation associated with the use of the Non-GAAP Financial Measures is that the Non-GAAP Financial Measures do not reflect the full economic impact of the Company's activities. These Non-GAAP Financial Measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial measures, and may be calculated differently than non-GAAP financial measures disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP financial measures.

(2)
Non-cash asset impairment charges were recognized, during the three and six months ended August 31, 2025, to reduce goodwill and other intangible assets, which impacted both the Beauty & Wellness and Home & Outdoor segments.

(3)	Organic business refers to net sales revenue associated with product lines or brands after the first twelve months from the date the product line or brand is acquired, excluding the impact that foreign currency remeasurement had on reported net sales revenue. Net sales revenue from internally developed brands or product lines is considered Organic business activity.

(4)	The three and six months ended August 31, 2025 includes a full quarter of operating results from Olive & June, acquired on December 16, 2024. Olive & June sales are reported in Acquisition.

(5)
Represents income tax expense from the recognition of valuation allowances on a deferred tax asset related to the Company's intangible asset reorganization in fiscal 2025 (“intangible asset reorganization”).

(6)
Accounts receivable turnover uses 12 month trailing net sales revenue. The current and four prior quarters' ending balances of trade accounts receivable are used for the purposes of computing the average balance component as required by the particular measure.

(7)	Free cash flow represents net cash provided by operating activities less capital and intangible asset expenditures.

(8)	Domestic net sales revenue includes net sales revenue from the U.S. and Canada.

(9)	Represents costs incurred in connection with the departure of the Company's former CEO primarily related to severance and recruitment costs (“CEO succession costs”).

(10)
Represents a discrete tax charge to revalue existing deferred tax liabilities as a result of Barbados enacting a domestic corporate income tax rate of 9%, effective beginning with the Company's fiscal year 2025 (“Barbados tax reform”).

(11)	Net leverage ratio is calculated as (a) total borrowings under the Company's credit agreement plus outstanding letters of credit, net of unrestricted cash and cash equivalents, including readily marketable obligations issued, guaranteed or insured by the U.S. with maturities of two years or less, at the end of the current period, divided by (b) Adjusted EBITDA per the Company's credit agreement (calculated as EBITDA plus non-cash charges and certain allowed addbacks, less certain non-cash income, plus the pro forma effect of acquisitions and certain pro forma run-rate cost savings for acquisitions and dispositions, as applicable for the trailing twelve months ended as of the current period).

(12)	See reconciliation of Adjusted EBITDA to the most directly comparable GAAP-based financial measure (net income) in the accompanying tables to this press release.

(13)
Income tax effect of adjustments for the third quarter and annual fiscal 2026 outlook is inclusive of the estimated income tax impact of the asset impairment charges recognized during the first six months ended August 31, 2025. Income tax effect of adjustments for annual fiscal 2026 outlook is inclusive of the intangible asset reorganization income tax adjustment recognized during the first six months ended August 31, 2025.